Exhibit 99.1

MannKind Corporation Reports 2010 Third Quarter Financial Results

- Conference Call to Begin Today at 9:00 AM EDT -

VALENCIA, Calif.--(BUSINESS WIRE)--October 29, 2010--MannKind Corporation (Nasdaq: MNKD) today reported financial results for the third quarter ended September 30, 2010.

For the third quarter of 2010 total operating expenses were $42.5 million, compared to $42.8 million for the third quarter of 2009, a decrease of $0.3 million. Research and development (R&D) expenses were $31.4 million for the third quarter of 2010 compared to $30.5 million for the same quarter in 2009, an increase of $0.9 million. This 3% increase in R&D expense was primarily due to increased raw material purchases in the third quarter of 2010 offset by decreased costs associated with the clinical development of AFREZZA® after the submission of its new drug application (NDA) in March 2009. General and administrative (G&A) expenses decreased by $1.2 million to $11.1 million for the third quarter of 2010 compared to $12.3 million in the third quarter of 2009. This 9% decrease in G&A expense was mainly due to decreased salary related costs and the non-recurrence of professional fees related to the insulin acquisition transaction with Pfizer which was completed during the second quarter of 2009.

For the first nine months of 2010, operating expenses totaled $120.5 million, compared to $154.0 million in the first nine months of 2009. R&D expenses for the first nine months of 2010 were $88.1 million, compared to $113.2 million in the first nine months of 2009, a decrease of $25.1 million. The 22% decrease in R&D expenses for the first nine months of 2010 was primarily due to decreased costs associated with the clinical development of AFREZZA, reduced salary-related and other research costs and decreased stock-based compensation expense as certain restricted stock units vested in the second quarter of 2009, which did not recur in 2010. G&A expenses decreased by $8.3 million or 20% to $32.4 million for the first nine months of 2010 as compared to $40.7 million in the same period in 2009. The decrease in G&A expenses for the first nine months of 2010 was primarily due to decreased salary related costs, the non-recurrence of professional fees related to the negotiation and completion of the insulin acquisition transaction with Pfizer during the first half of 2009, and decreased professional fees related to market studies conducted in 2009.

The net loss applicable to common stockholders for the third quarter of 2010 was $45.3 million, or $0.40 per share based on 113.5 million weighted average shares outstanding, compared with a net loss applicable to common stockholders of $45.6 million, or $0.42 per share based on 108.8 million weighted average shares outstanding for the third quarter of 2009.

The net loss applicable to common stockholders for the first nine months of 2010 was $132.3 million, or $1.17 per share based on 113.2 million weighted average shares outstanding, compared with a net loss applicable to common stockholders of $160.6 million, or $1.54 per share based on 104.4 million weighted average shares outstanding, for the first nine months of 2009.

Cash, cash equivalents and marketable securities were $98.0 million at September 30, 2010 and $32.5 million at December 31, 2009. As of September 30, 2010, the Company had $98.0 million of available borrowings under the loan agreement with The Mann Group, an entity controlled by the Company’s principal stockholder. In August 2010, the Company sold $100.0 million of convertible notes in a Rule 144A offering. The net proceeds to the Company from the offering after expenses were $95.8 million.

“During this past quarter we were primarily focusing on preparations for commercial readiness and for an AFREZZA partnership,” said Alfred Mann, Chairman and Chief Executive Officer. “In addition, we executed a multi-part strategy in which we added close to $100 million from an offering of convertible notes and put in place a series of equity sales intended to raise additional funds over the next year, provided our stock price exceeds the floor price that we set. Finally, paralleling that transaction we also established a mechanism, which is now being executed, to retire a portion of the debt under The Mann Group loan agreement.”

Conference Call

MannKind management will host a conference call to discuss these results today at 9:00 a.m. Eastern Time. To participate in the call please dial (888) 677-5721 or (210) 839-8507 and use the participant passcode: MANNKIND. To listen to the call via the Internet please visit http://www.mannkindcorp.com. The web site replay will be available for 14 days. A telephone replay will be accessible for approximately 14 days following completion of the call by dialing (866) 393-0872 or (203) 369-0439.

Presenting from the Company will be:

  Chairman and Chief Executive Officer Alfred Mann
  President and Chief Operating Officer Hakan Edstrom
  Corporate Vice President and Chief Financial Officer Matthew Pfeffer
  Corporate Vice President and Chief Scientific Officer Peter Richardson

About MannKind Corporation

MannKind Corporation (NASDAQ:MNKD) focuses on the discovery, development and commercialization of therapeutic products for patients with diseases such as diabetes and cancer. Its diabetes pipeline includes AFREZZA® and MKC253. MKC253 is currently in phase 1 clinical trials. In March 2009, MannKind submitted an NDA to the FDA requesting approval of AFREZZA for the treatment of adults with type 1 or type 2 diabetes for the control of hyperglycemia. In March 2010, MannKind received a Complete Response letter to this NDA from the FDA, requesting additional information. In July 2010, the FDA accepted MannKind’s reply to the Complete Response letter and set a PDUFA action date of December 29, 2010. Other products in MannKind’s pipeline include the cancer immunotherapy products MKC1106-PP and MKC1106-MT, which have completed phase 1 clinical trials. MannKind maintains a website at www.mannkindcorp.com to which MannKind regularly posts copies of its press releases as well as additional information about MannKind. Interested persons can subscribe on the MannKind website to e-mail alerts that are sent automatically when MannKind issues press releases, files its reports with the Securities and Exchange Commission or posts certain other information to the website.

Forward-Looking Statements

This press release contains forward-looking statements, including statements related to available borrowings under MannKind’s loan agreement, the retirement of debt under The Mann Group loan agreement, future interactions with the FDA and the regulatory status of MannKind's product candidates, that involve risks and uncertainties. Words such as "believes", "anticipates", "plans", "expects", "intend", "will", "goal", "potential" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon the Company's current expectations. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, difficulties or delays in seeking or obtaining regulatory approval, MannKind’s ability to manage its existing cash resources or raise additional cash resources, stock price volatility and other risks detailed in MannKind's filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2009 and periodic reports on Form 10-Q and Form 8-K. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and MannKind undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.

(Tables to follow)

MannKind Corporation
(A Development Stage Company)
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,		Cumulative period from February 14, 1991 (date of inception) to September 30,
	2010	2009	2010	2009	2010
Revenue	$—	$—	$93	$—	$3,081
Operating expenses:
Research and development	31,411	30,494	88,062	113,232	1,241,875
General and administrative	11,129	12,273	32,436	40,727	331,725
In-process research and development costs	—	—	—	—	19,726
Goodwill impairment	—	—	—	—	151,428
Total operating expenses	42,540	42,767	120,498	153,959	1,744,754
Loss from operations	(42,540)	(42,767)	(120,405)	(153,959)	(1,741,673)
Other income (expense)	1,948	149	(98)	503	(1,990)
Interest expense on note payable to related party	(2,851)	(1,816)	(7,476)	(3,806)	(14,678)
Interest expense on senior convertible notes	(1,876)	(1,130)	(4,297)	(3,376)	(15,022)
Interest income	16	9	22	67	36,953
Loss before provision for income taxes	(45,303)	(45,555)	(132,254)	(160,571)	(1,736,410)
Income taxes	—	—	—	—	(26)
Net loss	(45,303)	(45,555)	(132,254)	(160,571)	(1,736,436)
Deemed dividend related to beneficial conversion feature of convertible preferred stock	—	—	—	—	(22,260)
Accretion on redeemable preferred stock	—	—	—	—	(952)
Net loss applicable to common stockholders	$(45,303)	$(45,555)	$(132,254)	$(160,571)	$(1,759,648)
Net loss per share applicable to common stockholders — basic and diluted	$(0.40)	$(0.42)	$(1.17)	$(1.54)
Shares used to compute basic and diluted net loss per share applicable to common stockholders	113,528	108,779	113,248	104,402

MannKind Corporation
(A Development Stage Company)
Condensed Consolidated Balance Sheet
(Unaudited)
(in thousands)

	September 30, 2010	December 31, 2009

Assets
Current assets:
Cash and cash equivalents	$97,928	$30,019
Marketable securities	117	2,475
State research and development credit exchange receivable — current	674	1,500
Prepaid expenses and other current assets	3,309	3,672
Total current assets	102,028	37,666
Property and equipment — net	202,235	208,229
State research and development credit exchange receivable — net of current portion	482	918
Other assets	404	584
Total	$305,149	$247,397

Liabilities and Stockholders’ Deficit

Current liabilities	$25,565	$28,853
Senior convertible notes	209,023	112,765
Note payable to related party	252,000	165,000
Stockholders’ deficit	(181,439)	(59,221)
Total	$305,149	$247,397

CONTACT:
MannKind Corporation
Company Contact:
Matthew J. Pfeffer
Chief Financial Officer
661-295-4784
mpfeffer@mannkindcorp.com